$500,000 CONVERTIBLE NOTE

FOR VALUE RECEIVED, Max Sound Corporation , a Delaware corporation (the "Issuer" of this Security) with at least 363,904,570 common shares issued and outstanding, issues this Security and promises to pay to JMJ Financial , a Nevada sole proprietorship, or its Assignees (the "Investor") the Principal Sum along with the Interest Rate and any other fees according to the terms herein. This Note will become effective only upon execution by both parties and delivery of the fust payment of Consideration by the Investor (the "Effective Date").

The Principal Sum is $500,000 (five hundred thousand) plus accrued and unpaid interest and any other fees. The Consideration is

$450,000 (four hundred fifty thousand) payab.le by wire (there exists a $50,000 original issue discount (the "OID")). The Investor shall pay $150,000 of Considerat ion upon closing of this Note. The Investor may pay additional Consideration to the Issuer in such amounts and at such dates as mutually agreed. THE PRINCIPAL SUM DUE TO THE INVESTOR SHALL BE PRORATED BASED ON THE CONSIDERATION ACTUALLY PAID BY INVESTOR (PLUS AN APPROXIMATE 10% ORIGINAL ISSUE DISCOUNT THAT IS PRORATED BASED ON THE CONSIDERATION ACTUALLY PAID BY THE INVESTOR AS WELL AS ANY OTHER INTEREST OR FEES) SUCH THAT THE ISSUER IS ONLY REQU IRED TO REPAY THE AMOUNT FUNDED AND THE ISSUER IS NOT REQUCRED TO REPAY ANY UNFUNDED PORTION OF TIDS N OTE.

The Maturity Date is two years from the Effective Date of each payment (the "Maturity Date") and is the date upon which the Principa l Sum of this Note, as well as any unpaid interest and other fee ·, shall be due and payable. The Conversion Price is 70% of the average of the 3 lowest lTade prices i n the 15 trading days previous to the conversion (In the case that conversion shares are not del iverable by DWAC an add itiona l 1 0% d iscou nt wi l l apply; and if the shares are ineligible for deposit into the DTC system and only eligible for Xclearing deposit an additional 5% discount sha ll apply; in the case of both an additional cumulative 15% discount shall apply). Unless otherwise agreed in writing by both parl'i es, at no lime will the Investor convert any amount of the Note into common stock that wou ld result in the rnvestor owning more than 4.99% of the common stock outstanding.

1. ZER O Perce n t Interest for the First Three Months. The Issuer may repay this Note at any time on or before 180 days from the Effective Date, after which the Issuer may not make farU1er paym ents on this Note prior to th e Maturity Date without written approval from the lnvestor. If the Issuer repays a paymen t of Consideration on or before 90 days from the Effective Date of that paymen t, th e Interest Rate 011 that pay men t of Consideration shall be ZERO PERCENT (0%). If the Issuer does not repay a payment of Consideration on or before 90 duys from its Effective Date , a one-tim e Interest charge of 5% shall be applied to the Pri nci pal Sum. Any interest payable is i n addi tion to the OID, and that OID (or prorated OID, if applicable) remains payable regardless of time and ma 1111er of payment by the rssuer.

2.     Conversion. The Investor has the right, at any time after the Effective Date, at its election, to convert all or part of the outstanding and u npaid Principal Sum and accrued interest (and any other foes) into shares of fully paid and non-assessable shares of common stock of the Issuer as per th i s conversion formul11: Number of shares receivable upon conversion equals the dollar conversion amount d ivided by U1e Conversion Price. Conversions may be delivered lo the Issuer by method of the Investor's choice (including but not l imited lo email, facsimile, mai l, overnight courier, or personal delivery), and all conversions shall be cashless and not require further paym ent from the Investor . If no objection is delivered from the Issuer to the Investor regarding any variable or calculation of the conversion notice within 24 hours of delivery of the conversion notice, the Issuer shall have been therea fter deemed to have irrevoe11bly confirmed and irrevocably ratified such notice of conversion and waived any objection thereto. The Issuer shall deliver the shares from any conversion to the Investor (in any name directed by the Investor) within 3 (three) business days of conversion notice delivery.

3.     Conversion Delays. If the Issuer fails to deliver shares in accordance with the timeframe stated iu ection 2, the Investor, at any time prior to selling a ll of those shares, may rescind a 1y portio 11, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded conversion amoimt retu rned to the Principal Sum with the resci nded conversion shares returned 10 U1e Issuer (under the [nvestor's and the Issuer 's expectations tJiat any returned conversion amounts will tack back to the original date of the Nore). In addition, for each conversion, in tJ1e event that shares are not delivernd by the folll'tll business day (inclusi ve of the day of conversion), a penalty of $2,000 per day will be assessed for each day after the thi rd business day (inclusive of the day of the conversion) unti l share delivery i made; and such penalty wi ll be added to the Principa l Sum of the Note (under the Investor 's and the Issuer 's expectations that any penalty amounts will lack back to the original date of the ote).

4.	Reservation of Shares. At all times during which this Note is convertible, the Issuer will reserve from its authorized and unissu ed Common Stock to provide for the issuance of Common Stock upon the full conversion of this Note . The Issuer will at all ti mes reserve at least l0,000,000 shares of Common Stock for conversion.

5.    Piggyback Registrati on Rights. The Issuer shall include on the next registration statement the Issuer files with SEC (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of this Note. Failure to do so will result in liquidated damages of 25% of the outstanding principal balance of this Note, but not less than $25,000, being immediately due and payable to the Investor at its election in the form of cash payment or addition to the balance of this Note.

6.	This Section 6 intentionall y left bl ank

7.    Default. The following are events of default under this Note : (i) the Issuer shall fail to pay any principal under the Note when due and payabl e (or payable by conversion) thereunder; or (ii) the Issuer shall fail to pay any interest or any other amount under the Note when due and payable (or payable by conversion) thereunder; or (iii) a receiver, trustee or oth er similar official shall be appointed over the Issuer or a material paii of its assets and such appointment hal l remain uncontested for twenty (20) days or shall not be dism issed or discharged within sixty (60) days; or (iv) the Issuer shall become insolvent or generally fails to pay or admits in writing its inability to pay, its debts as tbey become due, subject to applicable grace periods if any; or (v) the Is uer shall make a general assignment for the benefit of creditors; or (vi) the Issuer shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Issuer; or (viii) the Issuer shall lose its status as "DTC Eligible" or the Issuer's shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System; or (ix) the Issuer shall become delinquent in its filing requirements as a fully-reporting issuer registered with the SEC; or (x) the Issuer sha ll fai l to meet a ll requirements to satisfy the availability of Rule 144 to the Investor or its assigns including but not limited to timely fulfillment of its filing requirements as a fully-reporting issuer registered with the SEC, requirements for XBRL filings, and requ irements for disclosure of financial statements on its website.

8.     Remedies . In the event of any default, the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages, fees and other amounts owing in respect thereof through the date of acceleration, shall become, at the Investor's election, immediately due and payable in cash at the M andatory Default Amount. The Mandatory Default Amount means the greater of (i) the outstanding principal amount of this Note pl us all accrued and unpaid interest, liquidated damages, fees and other amounts hereon, divided by the Conversion Price on t11e date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price, multiplied by the V WAP on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a higher VWAP, or (ii) 150% of the outstanding principal amount of this Note , plus 100% of accrued and unpaid interest, liquidated damages, fees and other amounts hereon. Commencing five (5) days after the occurrence of any event of default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate pennitted under applicable law. In connection with such acceleration described herein, the Investor need not provide, and the Issuer hereby waives, any presentment, demand, protest or other notice of any kind, and the Investor may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Investor at any time prior to payment hereunder and the Investor shall have all rights as a holder of the note u ntil such ti m e, if any, as the [nvcstor receives full payment pursuant to this Section 8. No such rescission or annulment shall a ffect any subseq uen t event of default or impair any right consequent thereon . Nothing herein shall limit the Investor's right to pursue any other remed ies available to it at law or in equity including, without limitation , a decree of specific performanc e and/or i njunct i ve relief wi th respect to the Issuer's fai lure to timel y deliver certificates representing shares of Common Stock upon conversion of the Note as req u ired pu rsuant to the terms hereof.

9.    No Shorting. The Investor agrees that so long as this Note from the Issuer to the Investor remains outstanding, the Investor will not enter into or effect "short sales" of the Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock of the Issuer. The Issuer acknowledges and agrees that upon delivery of a conversion notice by the Investor, the Investor immediately owns the shares of Common Stock described in tho conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

10. Assignability. The Issuer may not assign this Note. This Note will be binding upon the Issuer and its successors and will inure to the benefit of the Investor and its successors and assigns and may be assigned by the Investor to anyone without the Issuer's approval.

l I. Governing Law. This ote wi l l be governed by, and construed and enforced in accordance with, the laws of the State of Nevada , w ithout regard to the conflict of laws principles thereof. Any action brought by either party against the other concerning the tra 1sactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in M iami-Dade County, i n the State o[ Florida. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

12.    Delivery of Process by the Investor to the Issuer. In the event of any action or proceeding by the Investor against the Issuer, and only by the Investor against the Issuer, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by the Investor via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Issuer at its last known attorney as set forth in its most recent SEC filing.

13.    Attorney Fees. If any attorney is employed by either party with regard to any legal or equ itable action, arbitration or other proceeding brought by such party for enforcement of this Note or because of an a lleged dispute, breach, default or misrepresentat ion in connection with any of the provisions of this Note, the prevail ing party will be enti tled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

14.     Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, the Investor has the right to have any such opinion provided by its counsel. Investor also has the right to have any such opinion provided by Issuer's counsel.

15.    Notices . Any notice required or permitted hereunder (including Conversion Notices) must be in writing and either personally served, sent by facsim i le or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for del ivery.

Issuer:

[Signature Page to Follow]

Investor:

Gc;ld2

Max Sound Corporation

Chief Financial Officer

Date: 03/10/15

[Signature Page to $500,000 Convertible Note]

March l 0. 201 5 Globex Trn nsl'cr, LLC

780 Deltona Boulevard, Suite 202 Deltona, FL 32725

Lad ies and Gentlemen :

. X·D( ··,® !

·.G..:

TECHNOLOGY REDEFINED ...

M ax Sound Corpornti un, a Del awa re corpora ti on (the "Compa n y") a nd .I MJ Fi na ncia l ( the "Investor" ) entered into u $500,000 Conve rti ble Note (t he '"N ole") dated Ma rch 9. 201 5. A copy of' thc Note is a Ltac hcd he reto. Yo u shoultl fami l ia rize yoursel f wi t h your i ssuance and delivery obl igat ions. m; Transfe r Agen t, cunta i ned t herei n.

You an.:hereby i rre vocabl y a ut horizetl cllld i nstructed to reserve a su ffic ien t n um ber u f' sha res or common stock (" ommon St·ock") of the Compa ny a t least 1 0,000 000 {ten mi l l i on) sha res or Common stock for t hl! Note wh ich slloul<l be held i n reserve for t he I nvestor as or t h is dutc) for issuance upon full con versi on of' t he N ote i n accordance with the te1111s t hereof. I n t he cvenr !'hat the price per share of the Common Stock falls below 50'i'o or the c l osi n g price 011 th e d ote of lh is l etter the I n vestor may i'rom t i111e to ti me prov ide you wit h wri tten not ice to increase the n um ber or shores of Common St ock so 1·c ·ervcd , wi t ho u t a n y further action or con li rmat i on of t he

Com pa ny, to s11ch n umber of sha res as eq ua ls fi ve t i mes t he ou tstand i ng Not e ba l ance a t t he l ime of t he noti ce d i vided by t he average of the c l osing prices ol' t hc Com mon Stock for t he t hree t rad ing days prior lo t he date o f the not ice. I nvestor has agreed tha t i n t he event t he stock price i ncreases. the 1·cserve can be decreased proportiona lly. I n the event of a reverse stock spl i t' t he reserve shou l d rema i n unehangcd u n l ess i nstruc ted by t he I nvestor and the Com pa ny .

The abi l ity to process a not ice of eon vcrsion u nde r the Note (a "Conversion Not ice") in a t i mely ma n ner is a malcrial obligation of the Company pursuan t t o t he Note. Yo ur fi rm is lwn;by i rrevoca bly m1t hori zed and instructed to issue shares ("Shares") of Common Stock oC thc Com pa n y to t he I n vestor wit ho u t an y fu rt her action or co n lirnrntion by t h e Com pa n y ( from t he reserve, bu t i n t he event t here arc insu f ficien t reserve sha res of Com mon Stock to accommodat e a Con ve rsion No tice (clcfi ned bel ow) yo ur f irm a nd t he Com pu ny agree t hat

t he Conversion Notice shou ld be com pleted using a u t horized bu t un issued shares or Com mon Stock that t he

Com pa ny has i n it's treasury) upon your recei pt from the I nvestor of a Conve rsion N otice execu ted by the

I nvestor. The Shares shou ld be issued w it hout an y restrict ive h:ge nd if: (A) t he I nvestor provi des you wi t h an opinion of counsel orthc Investor, i n form, su bst ance a nd scope c ustoma ry for opi n ions of counsel i n com pa ra ble transactions (and satisfactory to t he transf"er agen t), to th e effect Llin1 the Shares issued 10 the l n veslor p urs uan t to the Conversion Notice are no\ "restricted securities" as de lined i n Rule 144 and should be issu ed lo the In vestor without an y restrictive legend, provided that t he Com pany is curren t on its SEC filings and the opinion is dated witl1 i n 90 d ays from the da te of the issuance or trn nsfer req uest; a nd (8) the nu mber of Shares !o be issued is less

t han 4.99'% of the tota l issued com mon stock of the Com pa ny.

The Compa ny hereby req uests tha t yo ur i·l rm net i mmed ia tel y , wi thout dela y and w i thout the need for any action or confirma tion by the Com pa n y wi th respect lo the i ssua nce ol' Corn rnon Stock p u rsua n t lo an y Conversi on Notices received from the I nvestor.

The Shares sha ll not be su bject to any stop-transfer rest rictions a t any time . The Compan y hereby conl'irrns to yon and to t he I nvestor that no instruct ion other t han as contem plated herei n wi l l be given to you by tile Com pan y with respect to the matters referenced herei n. The Company hereby aut horizes you, and you sha l l be obi iga tcd, to d isrega rd any contra ry i nst ruction received by or on bch a l f of the Compa ny or nny other p<.:rson purporti ng to represent t he Com pany.

You are hereby authori zed and directed to promptl y d isclose l o the I nvestor, after ln vestor's requesl rrom ti me to t ime, the total n um ber of shares of Com mon Stock i s ucd and ouls!andi ng and t he tota l num ber of shares of Common Stock llrn l are au thori zed bu t unissuccl and u nreserved .

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, c.laim or expense (including the reasonable fees and diS;buraements of ils attomeys) incurre.d by oi·asserted against you or any o-fthem arising no

out of or in connection the instructions set forth herein, the perfonnance of your dutis hereunder and otherwfae in respectbereof,. inoluding the costs and expenses of defending yourself or themselves agains' any chum or liability hereunder., except that the Company shall not he liable hereunder as to matters in respect of which it Is determined that you have Jtct.ed with gtoss negligei1ce or in bad faith (which gross negligence or bad faith must he determined by a finul, non-appcal n bl e order, j\ldgment, decree or ruling of a eourt of c0mpetent jurisdic tion). You shall have

l i a bi l ity to the Company in resp.ect to any action taken or any failure to act in respect of this if such action was taken or omitted to. fue taken in goo,d faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Boru:d of Directors of the Company has approved the foregoing (irrevocable instructions) and does hereby extend the Company's irrevocable agreement to indemnify your firm for a\l lo.ss, liability or expense in carrying out the authority and direction herein contained on the tt?nns herein set forth.

If the Company's account is in arrears with the Transfer Agent, the T1:ansfer Agent shall not hav arty obligation t© act up.on these instructions; however the Investor shall have the option to CU1'e the outstanding b,alance with the Transfer Agent.

The Company agrees that inthe event that thl.ll Transfer Age11t resigns as the Company's trnnsfer ageat, or if the Company decides. to switch or terniinate the current Transfer Agent, the Company shall engage a suitable replacement transfer agent that wil1 agree to serve as transfer agent fur the Company and be bound by the terms and conditions of these Irrevecable Instructions within flve (5) businesi; days.

Th.e Investor is intendei;l to be and is third pmty beneficiary hereof, and no amendment 01·modification to the instru.ction.s set for.th berelu m:ay be maoe without the consent of the Investor.

Very truJy:yours,

By:--::::=-----1-'---------

C1reg Ha l pern

Chief Financial Officer

Globex Transfer, LLC

By:_·....._-------

Nam e:

Title: